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                                                                     EXHIBIT 4.1

                                AMENDMENT NO. 2

                                      to

               AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT


          This Amendment No. 2, dated as of June 22, 2000 (the "Amendment"), amends that certain Amended and Restated Investors' Rights Agreement, dated as of February 19, 1999, as amended (the "Agreement"), by and among Digital Island,
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Inc., a Delaware corporation (the "Company"), and the individuals or entities
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listed on the signature pages thereto (each a "Holder" and collectively, the
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"Holders").  Capitalized terms used herein without definition shall have the
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respective meanings ascribed to them in the Agreement.

          WHEREAS, the Board of Directors of the Company has authorized and the Company intends to sell and issue shares of its Common Stock (the "Shares") and warrants to purchase common stock (collectively, the "Warrants") to certain strategic investors (the "New Investors"), who are presently not parties to the Agreement; and

          WHEREAS, the Company and the Holders desire that the Shares and the shares of Common Stock issued or issuable upon exercise of the Warrants (together with the Shares, the "Securities") shall be deemed "Registrable Securities" covered by the registration rights under the Agreement, as amended hereby and on the terms set forth in this Amendment; and

          WHEREAS, the Agreement, pursuant to Section 14.8 thereof, may be amended with the written consent of the Company and the Holders of at least 66 2/3% of the outstanding Registrable Securities;

          WHEREAS, execution of this Amendment shall constitute consent to the Amendment of the Agreement in all respects described herein.

          NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.  Rights and Obligations of Holders.  For purposes of the Agreement,
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effective upon the execution and delivery of this Amendment by the Company, the
New Investors and holders of at least a 66 2/3% majority of the outstanding Registrable Securities: (a) each of the New Investors shall be deemed a "Holder" for purposes of Sections 1-8, 10, 13 and 14, and (b) the Securities, when issued to the New Investors shall be deemed to be "Registrable Securities."

          2. The percentage clause contained in Section 3.1(ii) shall be changed from 66-2/3% to 3.5%.

          3. Each of the other provisions of the Agreement shall remain in full force and effect.

          This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.
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          IN WITNESS WHEREOF, the undersigned have executed and delivered this
Amendment as of the date first above written.



                              By:
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                              Print Name:
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                              Title:
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                 [SIGNATURE PAGE TO AMENDMENT NO. 2 TO AMENDED
                   AND RESTATED INVESTORS' RIGHTS AGREEMENT]